UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Community Financial Shares, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

        N/A

2)	Aggregate number of securities to which transaction applies:

        N/A

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined):

        N/A

4)	Proposed maximum aggregate value of transaction:

        N/A

5)	Total Fee paid:

        N/A

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

        N/A

2)	Form, Schedule or Registration Statement No.:

        N/A

3)	Filing Party:

        N/A

4)	Date Filed:

        N/A

COMMUNITY FINANCIAL SHARES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 13, 2009

Dear Stockholders of COMMUNITY FINANCIAL SHARES, INC.:

You are cordially invited to attend the annual meeting of stockholders of COMMUNITY FINANCIAL SHARES, INC. (the “Company”) to be held on Wednesday, May 13, 2009, at 7:00 p.m., local time, at Community Bank-Wheaton/Glen Ellyn, 357 Roosevelt Road, Glen Ellyn, Illinois.

A Proxy Statement and Proxy Card for the annual meeting accompany this notice. The annual meeting is for the purpose of considering and acting upon the following:

1.	Election of each of the directors of the Company to serve for a term of one year;

2.	A proposal to amend the Company’s Certificate of Incorporation to authorize for issuance up to one million (1,000,000) shares of preferred stock;

3.	Ratification of the appointment of BKD LLP as independent registered public accounting firm for the year ending December 31, 2009; and

4.	Transaction of such other business as may properly come before the annual meeting and any adjournment or postponement of the annual meeting. (Note: The Board of Directors is not aware of any other business to come before the meeting.)

Your Board of Directors recommends that you vote in favor of the proposals set forth in the accompanying Proxy Statement.

Only stockholders of record at the close of business on April 2, 2009 may vote at the annual meeting or any adjournment or postponement thereof.

The Company’s audited financial statements are included in the Company’s Annual Report on Form 10-K which is enclosed for your convenience.

It is important that your shares be represented and voted at the meeting. Whether or not you plan to attend the annual meeting, please act promptly by marking, signing and dating the enclosed Proxy Card and returning it in the postage-paid envelope provided. As described more fully in the accompanying Proxy Statement, if you attend the meeting, you may vote your shares in person, even if you have previously submitted a written proxy.

By Order of the Board of Directors,

Christopher P. Barton
Secretary

Glen Ellyn, Illinois

First mailed on or about April 8, 2009

Community Financial Shares, Inc.

357 Roosevelt Road

Glen Ellyn, Illinois 60137

PROXY STATEMENT FOR ANNUAL MEETING OF

STOCKHOLDERS TO BE HELD ON MAY 13, 2009

The Board of Directors (the “Board”) of Community Financial Shares, Inc. (the “Company”) is providing this Proxy Statement to you in connection with the solicitation of proxies by the Board for the Company’s 2009 Annual Meeting of Stockholders.

You are receiving this Proxy Statement and Proxy Card from us because you were the owner of record of shares of the Company’s common stock as of April 2, 2009, the record date for the annual meeting. This Proxy Statement describes the proposals on which we would like you to vote at the annual meeting. It also gives you information so that you can make an informed voting decision. We first mailed this Proxy Statement and accompanying Proxy Card to stockholders on or about April 8, 2009.

The Company is the parent company of Community Bank-Wheaton/Glen Ellyn (the “Bank”), an Illinois state chartered bank that primarily serves the financial needs of the communities of Wheaton and Glen Ellyn. The Company’s headquarters are located at 357 Roosevelt Road, Glen Ellyn, Illinois 60137.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON MAY 13, 2009

The Proxy Statement and Annual Report to Stockholders are available at www.allianceproxy.com/communityfinancialshares/2009.

On this website, the Company also posts the Company’s 2008 Annual Report on Form 10-K, as filed with the U.S. Securities and Exchange Commission, including the Company’s 2008 audited consolidated financial statements.

VOTING AT THE MEETING

Date, Time and Place of the Meeting

We will hold the annual meeting at Community Bank-Wheaton/Glen Ellyn, 357 Roosevelt Road, Glen Ellyn, Illinois, at 7:00 p.m., local time, on May 13, 2009.

Who Can Vote

Record holders of the Company’s common stock at the close of business on April 2, 2009 are entitled to notice of and to vote at the meeting. On the record date, 1,245,267 shares of common stock were issued and outstanding and held by approximately 550 holders of record. Each stockholder of record is entitled to one vote per share of common stock on each matter submitted to a vote of stockholders, so long as those votes are represented at the annual meeting, either in person or by proxy.

Quorum and Vote Required

Quorum. We will have a quorum and will be able to conduct the business of the annual meeting if the holders of a majority of the outstanding shares of common stock entitled to vote are present at the meeting, either in person or by proxy.

Votes Required for Proposals. At this year’s annual meeting, stockholders will elect ten directors to serve for a term of one year. In voting on the election of directors, you may vote in favor of the nominees, withhold votes as to all nominees or withhold votes as to specific nominees. There is no cumulative voting for the election of directors. Directors must be elected by a plurality of the votes cast at the annual meeting. This means that the nominees receiving the greatest number of votes will be elected.

In voting to amend the Company’s Certificate of Incorporation to authorize the issuance of up to one million (1,000,000) shares of preferred stock, you may vote in favor of the proposal, vote against the proposal or abstain from voting. The affirmative vote of a majority of the shares represented at the meeting and entitled to vote at the annual meeting is required.

In voting on the ratification of the appointment of BKD LLP as the Company’s independent registered public accounting firm, you may vote in favor of the proposal, vote against the proposal or abstain from voting. To ratify the selection of BKD LLP as our independent registered public accounting firm for 2009, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote at the annual meeting is required.

Routine and Non-Routine Proposals. The rules of the New York Stock Exchange determine whether proposals presented at stockholder meetings are routine or non-routine. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote on the proposal without receiving voting instructions from the owner. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A broker non-vote occurs when a broker or other entity is unable to vote on a particular proposal and the broker or other entity has not received voting instructions from the beneficial owner. The election of directors and the ratification of BKD LLP as our independent registered public accounting firm for 2009 are currently considered routine matters. The proposal to amend the Company’s Certificate of Incorporation to authorize the issuance of up to one million (1,000,000) shares of preferred stock is considered non-routine and, therefore, for broker-held accounts, you must instruct your broker on your voting preference.

How We Count Votes. If you return valid proxy instructions or attend the meeting in person, we will count your shares to determine whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted to determine the existence of a quorum.

In the election of directors, votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In counting votes on the proposal to amend the Company’s Certificate of Incorporation, votes that are withheld and broker non-votes will have a negative effect on the outcome of the proposal.

In counting votes on the proposal to ratify the selection of the independent registered public accounting firm, abstentions will have the same effect as a negative vote while broker non-votes will have no effect on the proposal.

Attending the Annual Meeting, Voting by Proxy

You may attend the annual meeting and vote your shares in person. You also may choose to vote by mail by completing the enclosed Proxy Card, dating and signing it, and returning it in the postage-paid envelope provided.

If you are a stockholder whose shares are held in “street name” (i.e., in the name of a broker, bank or other record holder) you must direct the record holder of your shares how to vote your shares. Your broker, bank or other holder of record may allow you to provide voting instructions by telephone or by the Internet. Please see the instruction form provided by your broker, bank or other holder of record that accompanies this Proxy Statement. If you hold your shares in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Company common stock held in street name in person at the meeting, you must obtain a written proxy in your name from the broker, bank or other nominee who is the record holder of your shares.

The Company’s Board of Directors is sending you this Proxy Statement to request that you allow your shares of Company common stock to be represented at the annual meeting by the persons named on the enclosed Proxy Card. All shares of Company common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the Proxy Card. If you sign, date and return a Proxy Card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors. The Board of Directors recommends that you vote:

•	FOR each of the nominees for director;

•	FOR the amendment of the Company’s Certificate of Incorporation authorizing the issuance of up to one million (1,000,000) shares of preferred stock;

•	FOR the ratification of the appointment of BKD LLP as the Company’s independent registered public accounting firm for 2009; and

•	FOR the transaction of such other business as may properly come before the annual meeting and any adjournment or postponement of the annual meeting.

If any matters not described in this Proxy Statement are properly presented at the annual meeting, the persons named in the Proxy Card will use their judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the annual meeting to solicit additional proxies. If the annual meeting is postponed or adjourned, your shares of Company common stock may be voted by the persons named in the Proxy Card on the new meeting date, provided that the new meeting occurs within 30 days of the annual meeting and you have not revoked your proxy. The Company does not currently know of any other matters to be presented at the meeting.

How You May Revoke or Change Your Vote

You can revoke your proxy at any time before it is voted at the annual meeting by any of the following methods:

•	Submitting a later-dated proxy by mail.

•	Sending a written notice of revocation of proxy, prior to the taking of the vote at the meeting, to the Secretary of the Company at:

Community Financial Shares, Inc.

357 Roosevelt Road

Glen Ellyn, Illinois 60137

Attention: Christopher P. Barton, Secretary

Facsimile: 1-630-545-0399

•

Attending the annual meeting and voting in person. Your attendance at the annual meeting will not in and of itself revoke your proxy. You must also vote your shares at the meeting. If your shares are held in the name of a bank, broker or other record holder, you must obtain a proxy, executed in your favor, from the record holder to be able to vote at the annual meeting.

Costs of Solicitation

The Company will pay the costs of soliciting proxies. In addition to solicitation by mail, the directors, officers and employees of the Company may also solicit proxies from stockholders by telephone, telecopy, telegram, or in person. Upon request, the Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in sending the proxy materials to beneficial owners.

PROPOSAL 1 – ELECTION OF DIRECTORS

The Company’s Board of Directors is currently comprised of ten directors who are annually elected for a one-year term. The Board of Directors has nominated William F. Behrmann, Penny A. Belke, H. David Clayton, Raymond A. Dieter, Jr., Donald H. Fischer, Robert F. Haeger, Scott W. Hamer, Mary Beth Moran, Joseph S. Morrissey and John M. Mulherin for election as directors at the annual meeting. If elected, all will serve as directors until the annual meeting of stockholders to be held in 2010 and until their successors have been duly elected and qualified.

Proxies will be voted, unless otherwise indicated, for the election of the ten nominees for director. Proxies will be voted in a discretionary manner should any nominee be unable to serve. All of the nominees are currently serving as directors of the Company and have consented to serve. At this time, the Company knows of no reason why any nominee might be unable to serve.

The Board of Directors unanimously recommends a vote FOR each of the nominees for election as directors.

Information about the nominees is set forth below. The age indicated for each individual is as of December 31, 2008. The dates shown for service as a director of the Company include service as a director of the Bank.

Name and Background	Director Since
William F. Behrmann, age 66, has been owner and President of McChesney & Miller, Inc., located in Glen Ellyn, Illinois (a grocery store and market) since October 2002, employed there since 1959	1994

Penny A. Belke, DDS, age 57, has been a dentist and has owned and operated her practice in Glen Ellyn since 1980	2004

H. David Clayton, DVM, age 69, has been a veterinarian in Glen Ellyn since 1966. Dr. Clayton was listed in Who’s Who in Veterinary Medicine and Science. He is currently President of Clayton Consulting, a veterinary management and consulting firm, and is owner of Fox Valley Veterinary Hospital, P.C. in Ottawa, Illinois	1994

Raymond A. Dieter, Jr., MD, age 74, has been a surgeon with the DuPage Medical Group, located in Glen Ellyn, Illinois (a surgery and health care clinic) since 1969. Dr. Dieter has also been President of the Center for Surgery, located in Naperville, Illinois (an outpatient and surgery clinic) since 1990	1994

Name and Background	Director Since
Donald H. Fischer, age 72, has been Chairman of Community Financial Shares, Inc., located in Glen Ellyn, Illinois (a bank holding company) since July, 2000. Mr. Fischer has also been Chairman of Community Bank-Wheaton/Glen Ellyn, located in Wheaton, Illinois and Glen Ellyn Illinois (an Illinois state-chartered bank) since March 1994. Mr. Fischer was previously President and Chief Executive Officer of the Company from 2000 until January 2007 and was also previously President and Chief Executive Officer of the Bank from 1994 until January 2007	1994

Robert F. Haeger, age 59, is a partner with Langan, Haeger, Vincent & Born, an Illinois insurance company located in Wheaton, Illinois since 1971	2005

Scott W. Hamer, age 51, was named President and CEO of the Company and the Bank in January 2007, was previously Vice President, Chief Financial Officer and Assistant Secretary of the Company since April 2003 and Senior Vice President, Chief Financial Officer and Chief Operations Officer of the Bank since April 2003	2007

Mary Beth Moran, age 38 is a certified public accountant and registered investment advisor. She has been a partner in the CPA firm of Kirkby, Phelan and Associates, located in Bloomingdale, Illinois since 1994	2004

Joseph S. Morrissey, DDS, age 69, has been a Wheaton dentist since 1969	1994

John M. Mulherin, age 66, is Of-Counsel to Mulherin, Rehfeldt & Varchetto P.C., Attorneys at Law, Wheaton, Illinois, a professional corporation engaged in the practice of law. Mr. Mulherin continues to practice law with Mulherin, Rehfeldt & Varchetto PC, but no longer has an ownership interest in the firm	1995

EXECUTIVE OFFICERS

The Board of Directors annually elects the Company’s executive officers, who serve at the Board’s discretion. Below is information regarding our executive officers who are not also directors. Each executive officer has held his current position for the last five years, unless otherwise stated.

Christopher P. Barton has been Vice President and Assistant Secretary of the Company since July 2000. In March 2003, Mr. Barton assumed the duties of Secretary of the Company and the Bank. Mr. Barton has also been Senior Vice President and Assistant Secretary of the Bank since October 1998 and was named Executive Vice President of the Bank in June 2007. Mr. Barton is 50 years old.

Eric J. Wedeen has been Vice President, Chief Financial Officer and Assistant Secretary of the Company and Senior Vice President and Chief Financial Officer of the Bank since January 2007. Prior thereto, Mr. Wedeen was Vice President and Controller of Midwest Bank and Trust Company from May 2006 to January 2007 and previously was Senior Vice President and Chief Financial Officer of EFC Bancorp from December 2002 until January 2006. Mr. Wedeen is 45 years old.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors has determined that all directors other than Mr. Fischer, whom we employed as President and Chief Executive Officer until January 1, 2007, and Mr. Hamer, whom we have employed as President and Chief Executive Officer since January 1, 2007, are independent under the listing requirements of the NASDAQ Stock Market and applicable federal law.

Although our common stock is traded on the over-the-counter market and is not presently listed on the NASDAQ Stock Market or listed on a national securities exchange, and as such is not subject to the corporate governance requirements of NASDAQ, the New York Stock Exchange or otherwise, we firmly believe that sound corporate governance is in our best interest and that of our stockholders. To that end, the Board of Directors has adopted the definition of director independence that is set forth in NASDAQ’s listing standards. There are no Company directors currently serving as a director of any other public company. In determining the independence of its directors, the Board of Directors considered transactions, relationship or arrangements between the Company, the Bank and its directors that were not required to be disclosed in this Proxy Statement under the heading “Review, Approval or Ratification of Transactions with Related Persons,” including loans that the Bank directly or indirectly made to directors. Director Mulherin is Of-Counsel with Mulherin, Rehfeldt & Varchetto, a professional corporation engaged in the practice of law, and has provided regular legal counsel to the Company and the Bank in the ordinary course of business. Fees paid to Mulherin, Rehfeldt & Varchetto in 2008 totaled $11,580. Director Haeger is a Principal with Langan, Haeger, Vincent & Born and has provided property/casualty and auto coverage to the Bank in the ordinary course of business. General insurance coverage paid to Langan, Haeger, Vincent & Born in 2008 totaled $73,181. We believe that the fees paid to Mulherin, Rehfeldt & Varchetto and Langan, Haeger, Vincent & Born were based on normal terms and conditions as would apply to unaffiliated clients of those firms.

Shareholder Communication with Directors

Stockholders may communicate directly with members of the Company’s Board of Directors by mail addressed to the full Board of Directors, a specific member or to a particular committee of the Board of Directors at Community Financial Shares, Inc., 357 Roosevelt Road, Glen Ellyn, Illinois 60137.

Corporate Governance Guidelines

The Board of Directors has adopted corporate governance guidelines to govern certain activities, including: the duties and responsibilities of directors; the composition, responsibilities and operations of the Board of Directors, the establishment and operation of Board committees; succession planning; convening executive sessions of independent directors; the Board of Directors’ interaction with management and third parties; and the evaluation of the performance of the Board of Directors and of the Chief Executive Officer.

Code of Business Conduct and Ethics

The Company has adopted a Code of Conduct and Ethics that is designed to ensure that the Company’s directors and employees meet the highest standards of ethical conduct. The Code of Conduct and Ethics, which applies to all employees and directors, addresses conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations, In addition, the Code of Conduct and Ethics is designed to deter wrongdoing and promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS

WITH RELATED PERSONS

The Sarbanes-Oxley Act of 2002 generally prohibits loans by the Company to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by the Bank to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured financial institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. The Bank is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public. Notwithstanding this rule, federal regulations permit the Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee, although the Bank does not currently have such a program in place. Aside from lending relationships, the Company and the Bank, in the ordinary course of business, also periodically transact business with entities in which the Company’s directors have a material interest. For more information on these transactions, see “Corporate Governance—Director Independence” above.

Pursuant to the Company’s Audit Committee Charter, the Audit Committee periodically reviews, no less frequently than quarterly, a summary of the Company’s transactions with directors and executive officers of the Company and with firms that employ directors, as well as any other related person transactions, for the purpose of recommending to the disinterested members of the Board of Directors that the transactions are fair, reasonable and within Company policy and should be ratified and approved. Also, in accordance with banking regulation and its policy, the Board of Directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceed the greater of $25,000 or 5% of the Company’s capital and surplus (up to a maximum of $500,000) and such loan must be approved in advance by a majority of the disinterested members of the Board of Directors. Additionally, pursuant to the Company’s Code of Ethics and Business Conduct, all executive officers and directors of the Company must disclose any existing or potential conflicts of interest to the President and Chief Executive Officer of the Company. Such potential conflicts of interest include, but are not limited to, the following: (1) owning a material financial interest in a competitor of the Company, or an entity that does business or seeks to do business with the Company; (2) being employed by, performing services for, serving as an officer of, or serving on the board of directors of any such entity; (3) making an investment that could compromise an individual’s ability to perform his or her duties to the Company; and (4) having an immediate family member who engages in any of the activities identified above.

There are no transactions or series of similar transactions between the Company, the Bank and any director or executive officer in which the amount involved exceeds $120,000 since the beginning of the Company’s and Bank’s last fiscal year, or which are currently proposed.

MEETINGS AND COMMITTEES OF THE BOARD

Information Regarding Board of Directors and Committees

The Company’s Board of Directors has four standing committees: the Executive Committee, Compensation Committee, Nominating Committee and Audit Committee.

Meetings of the Board of Directors

The Board of Directors held 15 meetings in 2008. All directors attended at least three-fourths of the aggregate number of meetings of the Board and Board Committees in which they were eligible to attend in 2008. The Company encourages members of its Board of Directors to attend the Company’s Annual Meeting of Stockholders. All of the directors attended the Annual Meeting of Stockholders held on May 28, 2008.

Board Committees

Executive Committee

The independent directors of the Company meet periodically as the Executive Committee of the Board, as circumstances warrant. The function of the Executive Committee is to consider in executive session any matters where management may have a personal interest. The Executive Committee did not meet in 2008.

Nominating Committee

The Nominating Committee of the Board of Directors is comprised of Messrs. Mulherin and Fischer and Drs. Morrissey and Clayton, with Mr. Mulherin serving as Committee Chairman. The Nominating Committee is responsible for nominating qualified candidates for Board membership and recommending to the Board the directors to serve on each committee of the Board. Each member of the Nominating Committee is independent, other than Mr. Fischer; and the committee meets independently of Mr. Fischer when considering matters relating to his Board service. The Nominating Committee held 2 meetings in 2008. All current nominees for election as directors were nominated by the Nominating Committee and approved for submission to the stockholders by the current Board of Directors. No person recommended any nominee other than in his capacity as a member of the Nominating Committee. The Company’s Board of Directors adopted a written Nominating and Corporate Governance Committee Charter on September 19, 2007.

In evaluating candidates for Board membership, the Nominating Committee assesses the contribution that the candidate’s skills and expertise, together with his or her knowledge of the markets served by the Company’s operations, will make with respect to the Company’s strategy and operations. Final consideration of the nominees is conducted by the entire Board.

Audit Committee

The members of the Audit Committee are William F. Behrmann, Mary Beth Moran, John Mulherin and Joseph S. Morrissey, with Dr. Morrissey serving as Committee Chairman. The Board of Directors has determined that Mrs. Moran is an “audit committee financial expert” as that term is defined by the applicable rules and regulations of the Securities and Exchange Commission. The Board of Directors has examined the composition of the Audit Committee in light of applicable federal law and the rules of the NASDAQ Stock Market governing audit committees, and has confirmed that all members of the Audit Committee are “independent” within the meaning of those rules. The Audit Committee held 4 meetings during 2008. The Audit Committee operates pursuant to a written charter that has been approved by the Board of Directors. A copy of the charter was included as an appendix to the Company’s proxy statement filed with the Securities and Exchange Commission on April 13, 2007.

Compensation Committee

The Compensation Committee of the Board of Directors is comprised of Messrs. Behrmann and Fischer and Drs. Dieter, Belke and Morrissey, with Dr. Dieter serving as Committee Chairman. The Committee meets independently of Mr. Fischer in matters involving his compensation. The Compensation Committee held 6 meetings in 2008.

The Compensation Committee reviews executive compensation and performance and establishes compensation policies and incentives. Duties of the Compensation Committee include the responsibility to establish base salary, incentive compensation and any other compensation for Company officers. Chairman Fischer and President Hamer have a role in determining or recommending the amount or form of executive and director compensation. The Company’s Board of Directors has not adopted a written Charter for the Compensation Committee, but the Compensation Committee does follow guidelines established by the Board of Directors.

Compensation Committee Interlocks and Insider Participation

Mr. Fischer served as Chairman of the Company during 2008 and also served as a member of the Compensation and Nominating Committees. He continues to serve on the committees in 2009 and also holds title of Chairman of the Company. The other members of the Compensation and Nominating Committees are independent directors.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2008.

We have discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Those Charged with Governance as amended (AICPA, Professional Standards, Vol. 1 AV Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the quality, not just acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

We have received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and have discussed with the independent registered public accounting firm the firm’s independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Management is responsible for the Company’s financial reporting process including its systems of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principals. The Company’s independent auditors are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures and, therefore, our discussions with management and the independent auditors do not assure that the financial statements are presented in accordance with generally accepted accounting principals. We have relied, without independent verification, on management’s representation that the financial statements have been prepared in conformity with U.S. generally accepted accounting principals and on the representations of the independent auditors included in their report on the Company’s financial statements.

William F. Behrmann	Mary Beth Moran

Joseph S. Morrissey	John M. Mulherin
Chairman

EXECUTIVE COMPENSATION

2008 Summary Compensation Table

The following information is furnished for the principal executive officer and the next two most highly compensation executive officers of the Company whose total compensation for the year ended December 31, 2008 exceeded $100,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Options (1)($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)		All Other Compensation (3)($)	Total ($)
Scott W. Hamer President & CEO, Community Financial Shares, Inc.	2008 2007 2006	188,000 180,000 105,644	18,800 27,450 21,036	1,506 1,131 692	1,052 864 —	(2)	36,150 53,271 20,357	245,508 262,716 148,168
Christopher P. Barton Vice President, Secretary, Community Financial Shares, Inc.	2008 2007 2006	135,460 128,707 115,266	17,589 21,063 21,872	692 1,038 865	— — —		7,399 20,975 28,791	161,140 171,783 166,794
Kenneth S. Franklin, Jr. Senior Vice President, Community Bank-Wheaton/Glen Ellyn	2008 2007 2006	111,037 107,283 102,860	16,656 17,699 17,536	646 549 549	— — —		3,563 4,699 5,314	131,902 130,230 126,259
William W. Mucker(4) Vice President, Assistant Secretary, Community Financial Shares, Inc.	2008 2007 2006	134,112 130,000 123,400	5,406 21,301 21,932	1,292 1,131 1,131	— — —		6,464 17.439 24,404	147,168 168,871 170,867

(1)	Represents the award of options measured in dollars and calculated in accordance with FAS 123(R). The FAS 123(R) fair value per share is based on certain assumptions which are explained in footnote (14) to the Company’s financial statements which are included in the accompanying Form 10-K. The amounts shown include a portion of each grant made in prior years to the extent the vesting period fell in 2008. The amount shown represents the expense recognized by the Company for the following options that vested during the year: Mr. Hamer – 450 shares at $3.23 fair value, Mr. Barton – 400 shares at $1.73 fair value, Mr. Franklin – 200 shares at $3.23 fair value, and Mr. Mucker – 400 shares at $3.23 fair value.
(2)	Represents Mr. Hamer’s change in pension value and nonqualified deferred compensation earnings in 2008 under the Director’s Retirement Plan.
(3)	Represents perquisites and other compensation and benefits received in 2008 as follows: Mr. Hamer – directors fees totaling $14,050, club dues totaling $15,654 and use of Company-owned automobile valued at $6,446; Mr. Barton – use of Company-owned automobile valued at $7,399; Mr. Franklin – use of Company-owned automobile valued at $3,563, and Mr. Mucker – use of Company-owned automobile valued at $6,358.
(4)	Mr. Mucker resigned as Vice President and Assistant Secretary of the Bank and the Company effective December 30, 2008.

Other Compensatory Arrangements

The Bank currently maintains change-in-control agreements with Scott W. Hamer and Christopher P. Barton. For more information on these agreements, see “Potential Payments Upon Change in Control” below.

William W. Mucker resigned as Vice President and Assistant Secretary of the Company and the Bank effective December 30, 2008. In connection with his resignation, the Bank provided Mr. Mucker with certain severance benefits including the payment of three months’ salary and the payment of three months’ medical insurance under the Consolidated Omnibus Budget Reconciliation Act of 1986.

On December 31, 2006, the Company’s Board of Directors approved a compensation package for Scott W. Hamer in connection with Mr. Hamer’s appointment as President and Chief Executive Officer of the Company and the Bank. The compensation package, which was effective January 1, 2007, included an annual salary of $180,000 and membership dues at a local country club. Additionally, the package provided that Mr. Hamer would continue to be eligible for a possible annual bonus equal to up to 25% of his yearly salary, and would continue to receive as other perquisites an automobile allowance and the opportunity to participate in the benefit programs generally maintained by the Company for the benefit of its employees. Mr. Hamer’s compensation arrangement was not memorialized in a written contract.

Grants of Plan Based Awards in 2008

The Company did not grant any stock or option awards to the named executive officers in 2008.

Outstanding Equity Awards at Fiscal Year-End 2008

The following table provides information concerning exercisable options and unexercised options that have not vested for each named executive officer outstanding as of December 31, 2008. The table also discloses the exercise price and the expiration date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END DECEMBER 31, 2008

	OPTION AWARDS				STOCK AWARDS
Name	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Unit of Stock That Have Not Vested (#)	Market Value of Shares or Unit of Stock That Have Not Vested ($)
Scott W. Hamer	1,700	2,700	$17.50	4/21/2013	N/A	N/A
Scott W. Hamer	50	750	$23.00	3/26/2017	N/A	N/A
Christopher P. Barton	1,500	0	$9.38	11/1/2008	N/A	N/A
Kenneth S. Franklin, Jr.	840	1,560	$17.50	3/7/2013	N/A	N/A
William W. Mucker(1)	1,300	3,100	$17.50	2/13/2013	N/A	N/A

(1)	Mr. Mucker resigned as Vice President and Assistant Secretary of the Bank and the Company effective December 30, 2008.

Pension Benefits / Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation

The Company maintains a Profit Sharing/401(k) Plan, which is a combination of 401(k) deferrals by the employees, matching by the Company and “profit sharing” contributions by the Company, to give employees the opportunity to save for retirement on a tax-deferred basis. Total 401(k) deferrals in any taxable year may not exceed the dollar limit that is set by law. In 2008 this amount was $15,500 and $20,500 for those over the age of 50. Each year the Company may contribute matching profit sharing contributions for its employees. In 2008 the Company did not make contributions to each named executive officer’s individual Profit Sharing/401(k) Plan.

Potential Payments Upon Change In Control

The Bank is a party to change-in-control agreements with Mr. Hamer and Mr. Barton. The letter agreements provide for enumerated benefits to be provided by the Bank to the executive officers upon the occurrence of certain events within 18 months after a change of control of the Company or the Bank.

Each letter agreement provides for the payment of severance benefits, if, at any time within 18 months following a change of control, the officer’s employment is terminated as a result of (i) his disability, death or retirement pursuant to any retirement plan or policy of the Bank of general application to key employees; (ii) the essential elements of the officer’s position being materially reduced without good cause, each without the officer’s voluntary consent; (iii) a material reduction in the officer’s aggregate compensation, not related to or resulting from documented, diminished performance; or (iv) the officer being required to regularly perform services at a location which is greater than 50 miles from his principal office at the time of the change of control.

The severance benefits to be provided are an immediate lump-sum cash payment equal to nine months of the terminated executive’s current annual salary, exclusive of periodic bonus compensation, plus any unused earned vacation time and continued medical and life insurance coverage to the officer and his family for a maximum of nine months. Upon termination of the insurance coverage, the officer is entitled to exercise the policy options normally available to the Bank’s employees upon termination of employment (for example, the officer may elect to continue coverage under COBRA).

The Company entered into the change-of-control agreements because if a change of control should occur, the Company wants its executives to be focused on the business of reorganization and the interests of shareholders. In addition, the Company believes the agreements are consistent with market practice and assist the Company in retaining its executive talent. The form of the change-of-control agreements has been filed as Exhibit 10 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002.

On December 15, 2008, the Bank amended Messrs. Hamer’s and Barton’s change-in-control agreements to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance issued with respect to Section 409A of the Code.

DIRECTOR COMPENSATION

The following table provides information with respect to the compensation of our non-employee directors during the fiscal year ended December 31, 2008.

DIRECTOR COMPENSATION

	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Stock Awards ($)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)		Total ($)
William Behrmann	—	—	N/A	N/A	15,750	—		15,750
Penny Belke	825	1,080	N/A	N/A	13,800	—		15,705
H. David Clayton	11,200	—	N/A	N/A	4,575	—		15,775
Raymond Dieter	—	—	N/A	N/A	14,775	—		14,775
Donald H. Fischer	4,200	—	N/A	N/A	9,300	4,263	(3)	17,763
Robert Haeger	8,275	1,245	N/A	N/A	6,500	—		16,020
Mary Beth Moran	15,100	1,080	N/A	N/A	—	—		16,180
Joseph Morrissey	—	—	N/A	N/A	16,350	—		16,350
John Mulherin	17,125	—	N/A	N/A	—	—		17,125

(1)	The amount appearing in this column represents the dollar amount recognized by the Company in accordance with FAS 123(R) - Penny Belke and Mary Beth Moran each had 300 options vest at a fair value of $3.60 in 2008. Robert Haeger had 300 options vest at a fair value of $4.15.
(2)	The amount in this column represents the aggregate increase in the present value of each director’s accumulated benefit under the Director’s Retirement Plan. Also, included in this column are the earnings and fees deferred by the Director under the Company’s voluntary deferred compensation plan.
(3)	Represents club dues.

Directors of the Company were paid a fee of $800 for each Board meeting attended in 2008. In addition, directors were paid an annual retainer of $1,800. Committee fees of $75 were paid to those directors who attended any of the committee meetings. No changes have been made to the Board fee structure for 2009.

The Company maintains a voluntary deferred compensation plan in which directors may defer receipt of any part or all of their respective directors fees, including retainer and committee fees. The deferred fees are credited to an account for the director, which is also credited with an amount determined by multiplying the balance of the account by a rate of interest adjusted annually. The interest amount is credited on December 31 of each year. Equal installment payments over 120 months commence on the first day of the calendar month following the director’s separation from service.

Non-employee directors of the Company are eligible to receive options to purchase shares of common stock under the Company’s Option Plan. The Company’s historical practice has been to grant each non-employee director an option to purchase 750 shares of common stock at the time he or she was first elected or appointed as a director of the Company. As required by the terms of the Option Plan, the exercise price of all options is the market value of the common stock on the date of the grant. The Company’s historical practice has been to have non-employee director options become exercisable in annual cumulative installments, commencing one year from the date of grant, with full vesting occurring on the fifth anniversary of the date of grant. As required by SEC regulations, grants of stock options are valued at the grant date fair value computed in accordance with FAS 123(R). All options granted to directors are fully vested with the exception of the options held by Mary Beth Moran, Penny Belke, Scott Hamer and Robert Haeger. The expense incurred by the Company for vesting that occurred in 2008 is disclosed in the table.

The directors of the Company also participate in the Directors’ Retirement Plan. During the term of a director’s service, the Company accrues an amount equal to the director’s annual retainer fee. If a director retires prior to age 75, accrued benefits are prorated based on years of service. If a director retires after age 75 (or after 13 years of service) 100% of the accrued benefits are paid out in 120 equal monthly installments, or, at the retired director’s election, in a lump sum discounted at 6%. In the event of a director’s death, the Company has the option to pay the accrued benefits in 120 equal monthly installments or a non-discounted lump sum. In the event of a director’s disability that prevents further service, the accrued benefits are paid out in 120 equal monthly installments. The Directors Retirement Plan was filed as Exhibit 10 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2000.

PROPOSAL 2 – APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO AUTHORIZE THE ISSUANCE OF SHARES OR PREFERRED STOCK

General

The Company’s Board of Directors has adopted, subject to stockholder approval, an amendment to Article FOURTH of the Company’s Certificate of Incorporation that would authorize for issuance up to one million (1,000,000) shares of preferred stock. Under the Company’s existing Certificate of Incorporation, the Company does not have the authority to issue shares of preferred stock. If the stockholders approve this proposal to amend the Company’s Certificate of Incorporation, the Company will be authorized to issue six million (6,000,000) shares of capital stock, consisting of five million (5,000,000) shares of common stock, no par value, and one million (1,000,000) shares of preferred stock, par value $1.00 per share. The proposed amendment does not change the current number of authorized shares of common stock of the Company. The preferred stock to be authorized (the “Preferred Stock”) would have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issuance of such stock adopted by the Company’s Board of Directors from time to time. As such, the Preferred Stock would be available for issuance without further action by the Company’s stockholders, except as may be required by applicable law or pursuant to the requirements of the exchange or quotation system upon which the Company’s securities are then trading or quoted.

A copy of the proposed certificate of amendment to the Company’s Certificate of Incorporation is attached as Appendix A to this proxy statement. If the proposal is approved by the Company’s stockholders, the Board of Directors will have the authority to make any and all changes to the proposed amendment it deems necessary to give it effect and cause the Secretary of State of the State of Delaware to accept it for filing.

The Board of Directors has unanimously approved the proposed amendment to the Company’s Certificate of Incorporation and recommends that stockholders vote “FOR” the proposal to amend the Company’s Certificate of Incorporation to authorize for issuance up to one million (1,000,000) shares of preferred stock.

Reasons for the Proposed Amendment

The Company’s Board of Directors believes that the authorization of the Preferred Stock is advisable and in the best interests of the Company and its stockholders for several reasons. First, the authorization of the Preferred Stock would permit the Company to participate in the federal government’s limited purchase of preferred stock in financial institutions under the capital purchase program (the “Capital Purchase Program”) announced by the U.S. Department of Treasury (the “Department of Treasury”) on October 14, 2008 in connection with the recent enactment of the Emergency Economic

Stabilization Act of 2008. As noted below, the Company believes that it will be eligible to participate in the Capital Purchase Program as either a “public” or a “private” company and would expect to participate as a “private” company. Regardless, in either scenario, the Company’s Certificate of Incorporation will need to be amended to authorize the issuance of the Preferred Stock. In addition, the authorization of the Preferred Stock would also permit the Company’s Board of Directors to issue such stock without further stockholder approval and, thereby, provide the Company with maximum flexibility in structuring acquisitions, joint ventures, strategic alliances, capital raising transactions and for other corporate purposes.

Capital Purchase Program

General. On October 14, 2008, the U.S. government announced a series of initiatives to strengthen market stability, improve the strength of financial institutions and enhance market liquidity. In connection therewith, the Department of the Treasury introduced the Capital Purchase Program in order to encourage U.S. financial institutions to build capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy. On March 12, 2009, the Company received preliminary approval to participate in the Capital Purchase Program. While it is not certain that the Company will participate in the Capital Purchase Program, the Company currently expects that it will participate in the program. The Company believes that the terms of the Capital Purchase Program are more favorable from a financial point of view than the terms that would be available to the Company through accessing the capital markets.

Under the terms of the Capital Purchase Program, the Department of Treasury will purchase up to $250 billion of senior preferred shares of stock on standardized terms from qualifying financial institutions. The Company, as a qualifying financial institution, may issue an amount of senior preferred stock equal to not less than one percent (1%), or approximately $2.4 million, of its risk-weighted assets, and not more than the lesser of (1) $25 billion or (2) three percent (3%) of its risk-weighted assets. Accordingly, the Company has received approval to sell to the Department of Treasury up to $7.0 million of the Preferred Stock authorized for issuance by the amendment to the Company’s Certificate of Incorporation. The $7.0 million of the Preferred Stock would represent approximately 29.6% of the Company’s tangible equity at December 31, 2008, after giving effect to the issuance of the Preferred Stock.

Terms of the Capital Purchase Program. Any Preferred Stock issued pursuant to the Capital Purchase Program would pay cumulative dividends at a rate of five percent (5%) per annum and would reset to a rate of nine percent (9%) at the end of the fifth year. The Preferred Stock could not be redeemed for a period of three years from the date of the Department of Treasury’s investment, except under limited circumstances. After the third anniversary of the date of the investment, the Preferred Stock could be redeemed, in whole or in part, at any time and from time to time, at the option of the Company. Any redemption of the Preferred Stock would be at one hundred percent (100%) of its issue price, plus accrued and unpaid dividends for the then current dividend period, regardless of whether any dividends are actually declared for such dividend period.

As long as shares of the Preferred Stock issued in connection with the Capital Purchase Program are outstanding, the Company would not be able to declare or pay cash dividends on any shares of its common stock unless all dividends on the Preferred Stock had been paid in full. Further, unless the shares of Preferred Stock are redeemed or fully transferred to third parties, until the third anniversary of the investment of the Department of Treasury, any increase in the Company’s common stock dividends would be prohibited without the prior approval of the Department of Treasury. After the third anniversary of the investment date and before the tenth anniversary, the consent of the Department of Treasury is required for any increase in the Company’s dividends on its common stock that exceeds three percent (3%) per year. The Department of Treasury’s consent will also be required for any share repurchases until the tenth anniversary of the investment date, other than repurchases of the Preferred Stock issued in connection with the Capital Purchase Program and repurchases of common or junior preferred securities in connection with any benefit plan in the ordinary course of business consistent with past practice, unless before that time the Preferred Stock issued in connection with the Capital Purchase Program has been redeemed in whole or the Department of Treasury has transferred the shares to third parties. After the tenth anniversary of the Department of Treasury’s investment, the Company would not be able to pay any dividends on its common stock or repurchase any equity securities or trust preferred securities until all equity securities held by the Department of Treasury have been redeemed or the Department of Treasury has transferred the shares to third parties.

The Preferred Stock issued in connection with the Capital Purchase Program would generally be non-voting, except under certain limited circumstances. Except for these limited circumstances in which the Preferred Stock would have voting rights, the issuance of shares of Preferred Stock pursuant to the Capital Purchase Program will not dilute the relative voting power of the current holders of the Company’s common stock. In the event that dividends on the Preferred Stock are not paid in full for six dividend periods, whether or not consecutive, the Department of Treasury will have the right to elect two directors to the Company’s Board. The right to elect directors will end when full dividends have been paid for four consecutive dividend periods.

The Preferred Stock will also not be subject to restrictions on transferability. The Company will not have to file a registration statement covering the Preferred Stock to be issued in connection with the Capital Purchase Program unless the Department of Treasury specifically requests the filing of such a registration statement. In the event that the Department of Treasury makes such a request and the Company is required to file a registration statement, the Company will also have to grant “piggyback” registration rights for the Preferred Stock. The registration statement would also register shares of the Company’s common stock that would be issuable upon the exercise of the warrants to purchase shares of common stock as well as depository shares (representing fractional shares of the Preferred Stock) if they are issued.

As part of the Capital Purchase Program, “private” companies are required to provide the Department of Treasury with a warrant to purchase additional shares of Preferred Stock equal to 5% of the Department of Treasury’s preferred investment. The exercise price for the warrants would be $1.00 per share and the Department of Treasury has expressed its intent to exercise such warrants immediately. The preferred shares issued upon the exercise of these warrants (the “Warrant Preferred Stock”) would be identical to the Preferred Stock except that the Warrant Preferred Stock would earn dividends at a rate of nine percent (9%) from inception and may not be redeemed until all of the shares of Preferred Stock have been redeemed.

If the Company participates in the Capital Purchase Program, the Company must also adopt the Department of Treasury’s standards for executive compensation and corporate governance for the period which the Department of Treasury holds equity issued under the Capital Purchase Program, including: (1) ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the financial institution; (2) a required “clawback” of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later found to be materially inaccurate; (3) a prohibition on the financial institution from making any golden parachute payment to a senior executive based on the Internal Revenue Code provision; (4) an agreement not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive; and (5) limitations on bonus or incentive compensation paid or accrued for certain officers. The Company is currently evaluating whether it would be required to amend or modify any existing employee benefit plans or contracts to comply with the limits on executive compensation and corporate governance established by the Department of Treasury, and, if it participates in the Capital Purchase Program, the Company will make any such amendments or modifications to its existing benefit plans or contracts required by the executive compensation and corporate governance limitations required by the Department of Treasury of participants in the Capital Purchase Program.

Furthermore, under the “private” company term sheet, for so long as the Department of Treasury holds any equity securities of the Company, neither the Company nor the Bank would be permitted to enter into any transactions with related persons unless such transactions are on terms no less favorable to the Company or the Bank than could be obtained from an unaffiliated third party and have been approved by the Audit Committee or a comparable body of the Company’s or Bank’s Board of Directors.

Alternative Requirements for “Public” Companies. The terms of the Capital Purchase Program summarized above apply to companies that are considered to be “private” under the Capital Purchase Program. Based on guidance recently released by the Department of Treasury, the Company may also be considered to be a “public” company under the Capital Purchase Program and would be eligible to participate in the Capital Purchase Program as either a “private” or “public” company. The Company has informed Department of Treasury that it intends to participate in the Capital Purchase Program as a “private” company. As described below, certain of the terms of the Capital Purchase Program are different for “public” companies.

The terms of the Capital Purchase Program for “public” companies are substantially similar to the terms offered to “private” companies. The differences in the “public” company terms relate to (1) dividends and stock repurchases, (2) warrants and (3) “related party transactions.” If the Company elects or is required to participate in the Capital Purchase Program as a “public” company, it would be subject to these alternative requirements.

The restrictions on dividends and stock repurchases are not as extensive for “public” companies as compared to “private” companies. Unlike the case for private companies, approval from the Department of Treasury for any increase in the Company’s dividend on its common stock or share repurchases would not be required beyond the third anniversary of the Department of Treasury’s investment.

In addition, instead of a warrant to purchase additional shares of Preferred Stock, “public” companies are required to provide the Department of Treasury with warrants to purchase shares of the Company’s common stock with an aggregate market price equal to fifteen percent (15%) of the Preferred Stock issued in connection with the Capital Purchase Program. The warrants would have a term of ten years and would be immediately exercisable, in whole or part. The exercise price for the warrants will be calculated on a 20-trading day trailing average ending on the date the Company receives preliminary approval from the Department of Treasury. As of April 2, 2009, the record date for the annual meeting of stockholders, the 20-trading day average price of the Company’s common stock was $        . Assuming the Company issued the maximum number of shares of Preferred Stock it was eligible to issue under the Capital Purchase Program, and assuming a warrant exercise price of $        , the maximum number of shares of the Company’s common stock issuable pursuant to these warrants would represent approximately     % of the Company’s outstanding shares of common stock as of April 2, 2009, the record date for the annual meeting. Additionally, whereas the issuance of shares of Preferred Stock pursuant to the Capital Purchase Program will not dilute the relative voting power of the current holders of the Company’s common stock under the “private” company term sheet, except for the limited circumstances in which the Preferred Stock would have voting rights, the issuance of shares of Preferred Stock pursuant to the public company term sheet would dilute the relative voting power of the current holders of the Company’s common stock to the extent that additional shares of the Company’s common stock were issued upon the exercise of the warrants described above.

The “public” company term sheet does also not contain additional restrictions on related party transactions as described under the terms for “private” companies.

Pro Forma Financial Information. The following unaudited pro forma financial information of the Company for the fiscal year ended December 31, 2008 (i) assumes that the Company will participate in the Capital Purchase Program on the same terms as those offered to “private” companies and (ii) shows the effects of a minimum of one percent (1%) of its risk-weighted assets, and a maximum of $7.0 million of Preferred Stock that would be issued to the Department of Treasury in connection with the Capital Purchase Program. The pro forma financial data presented below may change materially under either the “minimum” or “maximum” scenario based on the actual proceeds the Company receives if it elects to participate in the Capital Purchase Program and the timing and utilization of the proceeds as well as certain other factors and any subsequent changes in the Company’s common stock price, and the discount rate used to determine the fair value of the Preferred Stock to be issued to the Department of Treasury. Accordingly, the Company can provide no assurance that the “minimum” or “maximum” pro forma scenarios included in the following unaudited pro forma financial data will ever be achieved. The Company has included the following unaudited pro forma consolidated financial data solely for the purpose of providing stockholders with information that may be useful for purposes of considering and evaluating the proposal to amend the Company’s Certificate of Incorporation.

Pro Forma (1)
	Historical	December 31, 2008
	December 31, 2008	Minimum	Maximum
Balance sheet data:
ASSETS
Cash and cash equivalents	$	$	$
Securities and other interest earning assets (2)
Loans, net
Other assets
Total assets	$	$	$

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits	$	$	$
Borrowed Funds
Other liabilities
Total liabilities

Stockholders’ equity
Preferred stock (3)
Warrant preferred stock (4)
Discount on preferred (4)(5)(6)
Premium on warrant preferred (4)(5)(6)
Common stock-par value $1.00
Additional paid-in capital
Accumulated deficit
Accumulated other comprehensive income, net of taxes
Total stockholders’ equity

Total liabilities and stockholders’ equity	$	$	$

Common shares outstanding

(1)	The balance sheet data gives effect to the equity proceeds as of the balance sheet date.
(2)	Assumes that all of the proceeds will be initially invested in government agency mortgage backed securities earning a market rate of % which was available on December 31, 2008. On a long-term basis, the Company intends to use the proceeds to fund loan growth of the types the Company has originated historically. The Company may also use the proceeds for strategic acquisitions of branches or institutions, although it has no current plans or agreements to do so.
(3)	The pro forma financial information reflects the issuance of a minimum of $2,400,000 and a maximum of $7,000,000 aggregate liquidation value of the Company’s Preferred Stock in connection with the Capital Purchase Program.
(4)	Assumes warrants for preferred stock equal to 5% of the U.S. Treasury’s investment are issued and immediately exercised.
(5)	The amounts presented in Preferred Stock and Warrant Preferred Stock reflect the allocation of the proceeds based on the relative fair value of each (applying a discount rate of 14% and assuming redemption of the Preferred Stock and Warrant Preferred Stock after five years), resulting in a discount on the Preferred Stock and a premium on the Warrant Preferred Stock.
(6)	The discount on the preferred stock and the premium on the warrant preferred is amortized over a five-year period via the effective yield method.

Pro Forma (1)
	Historical	Twelve months ended December 31, 2008
	Twelve months ended December 31, 2008	Minimum		Maximum

Income Statement Data:
Total interest and dividend income (2)	$	$		$
Total interest expense (2)
Net interest income
Provision for loan losses
Net interest income after provision for loan losses
Total other income (loss)
Total operating expense
(Loss) Income before taxes
Provision for income taxes
Net Income (Loss)	$

Dividends on Preferred Stock
Accretion of Discount on Preferred Stock
Effective Dividend on Preferred Stock (4)

Dividends on Warrant Preferred
Amortization of Premium on Warrant Preferred
Effective Dividend on Warrant Preferred (3)

Net income available to common stockholders		$		$

Selected Financial Ratios:
Earnings per share:
Basic	$	$		$
Diluted	$	$		$
Average basic shares outstanding
Average diluted shares outstanding
Return on average equity – annualized	%		%		%

(1)	The income statement data gives effect to the equity proceeds at the beginning of the period.
(2)	Assumes that all of the proceeds will be initially invested in government agency mortgage backed securities earning a market rate of %, which was available on December 31, 2008; incremental income is taxed at a 35% effective rate. On a long-term basis, the Company intends to use the proceeds to fund loan growth of the types the Company has originated historically. The Company may also use the proceeds for strategic acquisitions of branches or institutions, although it has no current plans or agreements to do so.
(3)	The effective dividend on Preferred Stock includes accretion of the discount over an assumed life of five years using the effective yield method and dividends on Preferred Stock at 5%. The effective dividend on Warrant Preferred includes amortization of the premium over an assumed life of five years using the effective yield method and dividends on Warrant Preferred at 9%.

Pro Forma (1)
	As Reported	Minimum	Maximum
	12/31/08	12/31/08	12/31/08
Company Capital Ratios:
Total Risk Based Capital	%	%	%
Leverage	%	%	%
Tier 1%		%	%

Pro Forma (1)
	As Reported	Minimum	Maximum
	12/31/08	12/31/08	12/31/08
Bank Capital Ratios:
Total Risk Based Capital	%	%	%
Leverage	%	%	%
Tier 1%		%	%

(1)	The pro forma financial information assumes that % of the net proceeds will be invested in the Bank.

In the event that the Company elects or is required to participate in the Capital Purchase Program under the terms made available to “public” companies, the Company would realize annual reduced expenses of $         and $         in the “minimum” and “maximum” scenarios, respectively, as a result of the 9% dividend paid on the Warrant Preferred Stock under the terms made available to “private” companies.

Flexibility to Raise Capital, Structure Acquisitions and Otherwise Meet Corporate Needs

The Preferred Stock would also enable the Company to respond promptly to and take advantage of market conditions and other favorable opportunities without incurring the delay and expense associated with calling a special meeting of stockholders to approve a contemplated stock issuance. The Board of Directors believes that this will also help to reduce cost because it will not have seek stockholder approval for the transaction under the rules of any quotation system or stock exchange to which it is or may be subject. Although the Company presently contemplates no particular transaction involving the issuance of the Preferred Stock other than its possible participation in the Capital Purchase Program, the Company’s Board of Directors and management believes it is in the best interests of the Company to be prepared to issue the Preferred Stock without the necessity of another stockholders’ meeting should the Preferred Stock be deemed a beneficial component of any future capital raising initiative.

Possible Adverse Effects of the Proposal

Although the Company currently has no arrangements, commitments or plans with respect to the issuance of any of the shares of Preferred Stock other than in connection with the Company’s potential participation in the Capital Purchase Program, future issuances of the Preferred Stock by the Board of Directors could have certain adverse effects upon the holders of the Company’s common stock. For instance, the issuance of shares of the Preferred Stock with greater voting rights generally or with respect to particular matters would adversely affect the voting power of holders of the Company’s common stock. In addition, while the shares of Preferred Stock that may be issued in the Capital Purchase Program are not convertible into shares of common stock, a series of Preferred Stock that is convertible into or redeemable for shares of the Company’s common stock may be issued by the Board of Directors in the future. The issuance of common stock upon the conversion of such Preferred Stock would increase the number of shares of common stock of the Company outstanding, thereby diluting the percentage ownership of existing stockholders. Likewise, any issuance of common stock of the Company upon the exercise of the warrants to be issued as part of the Capital Purchase Program, if at all, should the Company elect or be required to participate in the Capital Purchase Program under the terms made available for “public” companies would dilute the percentage ownership of existing holders of common stock accordingly. The issuance of common stock upon a conversion may also dilute book value per share and/or earnings per share. The holders of common stock will not have pre-emptive rights with respect to the Preferred Stock or common stock issued upon the conversion of shares of Preferred Stock. Finally, shares of Preferred Stock generally are preferred to common stock with respect to dividend rights and distributions in the event of liquidation. As a result, holders of common stock may not receive any dividends or distributions in the event of liquidation until satisfaction of any dividend or liquidation preference granted to holders of the Preferred Stock.

Possible Anti-Takeover Effects of the Proposal

The authorization of the Preferred Stock could operate to provide anti-takeover protection for the Company. In the event of a proposed merger, tender offer or other attempt to gain control of the Company that the Board of Directors does not believe is in the best interests of the Company or its stockholders, the Board of Directors will have the ability to readily issue shares of the Preferred Stock with certain rights, preferences and limitations that make the proposed takeover attempt more difficult to complete.

The authorization to issue Preferred Stock could also benefit present management. A potential acquirer may be discouraged from attempting a takeover because the Board of Directors possesses the authority to issue the Preferred Stock. As a result, members of management may be able to retain their positions more easily. The Board of Directors, however, does not intend to issue any Preferred Stock except on terms that the Board of Directors deems to be in the best interests of the Company and its stockholders.

This proposal is not in response to any attempt to acquire control of the Company, nor is the Company aware of any such attempt. Further, this proposal is not an effort by management of the Company to make it more difficult to replace incumbent members of management and is not part of a plan by the Company to adopt a series of anti-takeover measures.

Stockholder Approval

The affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock is required for the approval of this proposal.

The Board of Directors unanimously recommends a vote FOR the approval to amend the Company’s Certificate of Incorporation to authorize for issuance up to one million (1,000,000) shares of preferred stock.

PROPOSAL 3 – RATIFICATION OF BKD LLP AS INDEPENDENT AUDITORS

The Audit Committee has recommended the appointment of BKD LLP as our independent registered public accounting firm for the year ending December 31, 2009 and our stockholders are asked to approve the appointment of BKD LLP as our independent registered public accounting firm for the year ending December 31, 2009 at the annual meeting.

We expect that one or more representatives of BKD LLP will be present at the annual meeting. Each of these representatives will have the opportunity to make a statement, if he or she desires, and is expected to be available to respond to any questions.

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of BKD LLP as our independent registered public accounting firm for the year ending December 31, 2009.

Registrant’s Certifying Accountant

BKD LLP serves as our external auditor and was engaged in 2003 as our independent public accountant. Crowe Chizek, our internal auditor, has expanded our internal audit procedures and reviews key internal controls.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

The consolidated financial statements of the Company for the year ended December 31, 2008 have been examined by BKD LLP, the Company’s independent registered public accounting firm in 2008. The Company’s Audit Committee has selected BKD LLP to be the Company’s independent registered public accounting firm for the year ending December 31, 2009, subject to stockholder ratification at the annual meeting. In addition, Crowe Chizek, an independent registered public accounting firm has been selected to conduct the Company’s internal audit for 2009.

Principal Accounting Firm Fees

The following table sets forth the aggregate fees billed to the Company for the fiscal years ended December 31, 2008 and December 31, 2007 by BKD LLP:

	2008	2007
Audit Fees(1)	$79,995	$74,409
Tax Fees(2)	7,495	6,495
All Other Fees	3,349	9,320

Total Fees	$90,839	$90,224

(1)	Includes fees for professional services rendered for audits of the Company’s consolidated financial statements and internal control over financial reporting, reviews of condensed consolidated financial statements included in the Company’s Forms 10-Q, and assistance with regulatory filings. All of the fees were pre-approved by the Audit Committee in accordance with the Committee’s pre-approval policy.
(2)	Includes fees primarily related to tax return preparation and review and tax planning and advice.

In approving fees, other than Audit Fees, the Audit Committee considers whether the provision of services described above under “All Other Fees” is compatible with maintaining the auditor’s independence.

VOTING SECURITY OWNERSHIP

OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of April 2, 2009, the Company had 1,245,267 shares of common stock issued and outstanding and held by approximately 550 holders of record. Each stockholder of record is entitled to one vote per share of common stock on each matter submitted to a vote of stockholders, so long as those votes are represented at the annual meeting, either in person or by Proxy.

Security Ownership Of Certain Beneficial Owners

The Company knows of no persons or groups which are beneficial owners of more than five percent of the Company’s outstanding common stock.

Security Ownership Of Management

The following table indicates, as of April 2, 2009, the number of shares of common stock beneficially owned by each director of the Company, the named executive officers of the Company, included in the Summary Compensation Table and all directors and executive officers of the Company as a group.

SECURITY OWNERSHIP OF MANAGEMENT

	Common Stock Beneficially Owned on April 2, 2009
Name of Beneficial Owner	Number of Shares (1)	Percent of Common Stock Outstanding
William F. Behrmann	7,248	0.58%
Penny A. Belke, DDS	3,790	0.30%
H. David Clayton, DVM(2)	29,934	2.40%
Raymond A. Dieter, Jr., MD(3)	42,312	3.39%
Donald H. Fischer	52,971	4.25%
Robert F. Haeger	2,900	0.23%
Scott W. Hamer	2,600	0.20%
Mary Beth Moran	1,952	0.15%
Joseph S. Morrissey, DDS(4)	46,746	3.75%
John M. Mulherin(5)	8,396	0.67%
Christopher P. Barton	20,342	1.63%
Kenneth S. Franklin, Jr.	1,340	0.10%
All Directors and Executive Officers as a Group (12 Persons)	220,531	17.70%

(1)	Includes shares issuable pursuant to stock options currently exercisable within 60 days of April 2, 2009, as follows: Dr. Belke, 1,200 shares; Mr. Haeger, 600; Mr. Hamer, 1,800 shares; Mrs. Moran, 900 shares, and Mr. Franklin 1,040.
(2)	Includes 12,440 shares held in a trust of which Dr. Clayton is trustee.
(3)	Includes 2,776 shares held in a trust of which Dr. Dieter is trustee.
(4)	Includes 14,678 shares held in joint tenancy of which Dr. Morrissey has shared investment and voting power and 7,900 shares held in an employee retirement plan.
(5)	Includes 4,112 shares held in joint tenancy of which Mr. Mulherin has shared investment and voting power and 1,208 shares held by Mr. Mulherin’s spouse in an IRA.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires executive officers and directors, and persons who beneficially own more than 10% of any class of the Company’s equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and beneficial owners of more than 10% of any class of our equity securities are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of Forms 3, 4 and 5 (and amendments thereto) furnished to us during our most recent fiscal year, all transactions were reported on a timely basis and we do not know of any failure to file a Section 16(a) form as required.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Proposals will be considered timely and may be eligible for inclusion in the Company’s 2010 Proxy Statement if they are received by the Company at 357 Roosevelt Road, Glen Ellyn, Illinois 60137 in the form of a written notice no later than December 10, 2009. Otherwise, such a proposal will be considered untimely. Any stockholder proposal will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

OTHER BUSINESS

The Board of Directors does not know of any business to be brought before the annual meeting other than the matters described in the notice of annual meeting. However, if a stockholder properly brings any other matters for action, each person named in the accompanying Proxy Card intends to vote the Proxy in accordance with his judgment on such matters.

By Order of the Board of Directors, Christopher P. Barton Secretary

April 8, 2009

A copy of the Company’s 2008 Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, has been furnished with this Proxy Statement. Copies of the exhibits to the 2008 Form 10-K will be furnished to requesting stockholders upon payment of the Company’s expenses in furnishing such exhibits.

Appendix A

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

COMMUNITY FINANCIAL SHARES, INC.

(Pursuant to 8 Del. Code Section 242)

Community Financial Shares, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

First: That resolutions of the Board of Directors of said corporation were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring such amendment to be advisable. The resolution setting froth the proposed amendment is as follows:

NOW, THEREFORE, BE IT RESOLVED, that the following amendment, which shall replace Article FOURTH of the Company’s Certificate of Incorporation in its entirety, is hereby approved and declared advisable by the Board of Directors:

The total number of shares of capital stock which the corporation shall have authority to issue is six million (6,000,000), consisting of five million (5,000,000) shares of common stock (the “Common Stock”), all of such shares of Common Stock shall be without par value, and one million (1,000,000) shares of preferred stock (the “Preferred Stock”), par value $1.00 per share. Except to the extent required by governing law, rule or regulation, the shares of capital stock may be issued from time to time by the Board of Directors without further approval of stockholders.

The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

Second: That, thereafter, pursuant to resolutions adopted by the corporation’s Board of Directors, the stockholders of said corporation approved the amendment at a duly called meeting of stockholders.

A-1

Third. That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Community Financial Shares, Inc. has caused this Certificate of Amendment to be signed this      day of             , 2009.

COMMUNITY FINANCIAL SHARES, INC.

By:
Scott W. Hamer
President and Chief Executive Officer

A-2

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 13, 2009

Please complete, date, sign and mail the

detached Proxy Card in the enclosed postage-prepaid envelope.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE STOCKHOLDERS MEETING TO BE HELD ON MAY 13, 2009

The Proxy Statement and Annual Report to Stockholders are available at www.allianceproxy.com/communityfinancialshares/2009.

On this website, the Company also posts the Company’s 2008 Annual Report on Form 10-K, as filed with the U.S. Securities and Exchange Commission, including the Company’s 2008 audited consolidated financial statements.

DETACH PROXY CARD HERE

When this Proxy is properly executed, the shares to which it relates will be voted in the manner directed herein. If no direction is made, the shares will be voted FOR the election of all nominees for director listed on the reverse side of this card; FOR an amendment to The Company’s Certificate of Incorporation to authorize for issuance up to one million (1,000,000) shares of preferred stock; and FOR the ratification of the appointment of BKD LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009.

By signing this Proxy Card you acknowledge receipt of the Notice of Annual Meeting of Stockholders to be held May 13, 2009 and the related Proxy Statement dated April 2, 2009.

If you plan to personally attend the Annual Meeting of Stockholders, please check the box below and list the names of any attendees on the reverse side.
Signature
Signature		Return this stub in the enclosed envelope with your completed Proxy Card.
Date	, 2009

Please sign exactly as your name (or names) appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, or guardian, please give full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized partner. The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof. As described more fully in the accompanying Proxy Statement, you may revoke this Proxy by submitting a later dated Proxy or written notice of revocation or by attending the Annual Meeting and voting your shares in person. Attendance at the Annual Meeting will not in itself constitute revocation of your proxy.

I/we do plan to attend the 2009 meeting. ☐

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE CORPORATION THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A SELF-ADDRESSED, POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

T
PLEASE LIST	Community Financial Shares, Inc. Proxy Solicited by the Board of Directors for the Annual Meeting of Stockholders to be held May 13, 2009
NAMES OF PERSONS ATTENDING

The undersigned hereby appoints H. David Clayton, Raymond A. Dieter and Donald H. Fischer, and each of them individually, as proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote at the Annual Meeting of Stockholders of COMMUNITY FINANCIAL SHARES, INC. to be held May 13, 2009, and at any adjournments thereof, on the following proposals:

	1.	Election of Directors.		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
		Nominees:	01 William F. Behrmann	☐	☐	☐	06 Robert F. Haeger	☐	☐	☐
			02 Penny A. Belke	☐	☐	☐	07 Scott W. Hamer	☐	☐	☐
			03 H. David Clayton	☐	☐	☐	08 Mary Beth Moran	☐	☐	☐
			04 Raymond A. Dieter, Jr.	☐	☐	☐	09 Joseph S. Morrissey	☐	☐	☐
			05 Donald H. Fischer	☐	☐	☐	10 John M. Mulherin	☐	☐	☐
	2.	Approval of an amendment to the Company’s Certificate of Incorporation to authorize for issuance up to one million (1,000,000) shares of preferred stock.					☐ FOR ☐ AGAINST ☐ ABSTAIN
	3.	Ratification of the appointment of BKD LLP as independent registered public accounting firm for the year ending December 31, 2009.					☐ FOR ☐ AGAINST ☐ ABSTAIN
	4.	Transaction of such other business as may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting.					☐ FOR ☐ AGAINST ☐ ABSTAIN

The proxies named above are authorized to vote in their discretion with respect to other matters that properly come before the Annual Meeting or any adjournment of the Annual Meeting. As of April 2, 2009, Community Financial Shares, Inc. does not know of any such other matters to be presented at the Annual Meeting.

You are encouraged to specify your choices by marking the appropriate box, but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. Your shares cannot be voted by the proxies unless you sign, date and return this card.

SEE REVERSE SIDE